Exhibit 10.3

EXECUTION VERSION

PRODUCTION AND MARKETING AGREEMENT

between

GMX RESOURCES INC.

and

EDF TRADING NORTH AMERICA, LLC

December 8, 2011

i

ii

PRODUCTION AND MARKETING AGREEMENT

This Production and Marketing Agreement (this “Agreement”), dated as of December 8, 2011 is made by and between GMX Resources Inc., an Oklahoma corporation (“Working Interest Owner” and a “Party”), and EDF Trading North America, LLC, a Texas limited liability company (“Royalty Owner” and a “Party”).

WHEREAS, by means of a certain Conveyance of Term Overriding Royalty Interest dated as of the date hereof from Working Interest Owner to Royalty Owner (the “Conveyance”), Working Interest Owner has sold and conveyed to Royalty Owner the “Production Payment” (as such term is defined in the Conveyance) in the Subject Interests described therein; and

WHEREAS, the Parties are entering into this Agreement to set out certain agreements with respect to the operation and production of the Subject Interests and the marketing of the Production Payment Hydrocarbons;

NOW, THEREFORE, as a material inducement to cause Royalty Owner to purchase the Production Payment and in consideration of the mutual benefits and obligations of the Parties hereunder, Royalty Owner and Working Interest Owner have agreed, and hereby agree, as follows:

ARTICLE I

DEFINITIONS AND REFERENCES

Section 1.1 Defined Terms. Reference is made to the Conveyance for the meaning of all capitalized terms defined therein, all of which will when used herein (unless otherwise expressly defined herein) have the meanings given them in the Conveyance. As used herein, the terms “Agreement” and “Conveyance” have the meanings given them above. For purposes of this Agreement, unless the context otherwise requires, the following terms have the following meanings:

“Additional Hydrocarbons” has the meaning given to such term in Section 4.8.

“Adjusted Prices” has the meaning given to such term in Section 2.1(c).

“Adjustment Rate” has the meaning given such term in Section 2.4.

“Agreed Rate” means the rate of ten percent (10%) per annum, calculated on the basis of actual days elapsed and a year of 360 days.

“Anticipated Termination Time” means 9:00 a.m., Central Time, on October 31, 2019 or such earlier date as of which, after giving effect to any adjustment of Scheduled Quantities pursuant to Section 2.4, the Termination Time is anticipated to occur.

“Commercial Well” has the meaning given to such term in Section 2.1(c).

“Company Engineers” means Degolyer and MacNaughton and any other nationally recognized independent reserve engineering firm that Working Interest Owner and Royalty Owner from time to time agree to designate as the Company Engineers for the purposes hereof.

“Downstream Contracts” means all contracts or arrangements to which Working Interest Owner (or any Person acting on behalf of Working Interest Owner) is a party that provide for or relate to the gathering, transportation, treatment, processing, marketing or sale of Subject Hydrocarbons.

“Economically Feasible” has the meaning given to such term in Section 2.1(d).

“Environmental Laws” means all applicable Laws regulating or otherwise pertaining to (a) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, (b) environmental matters involving the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air and any other environmental medium on or off any Subject Interest, or (c) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar and whether now existing or hereinafter enacted: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto.

“Event of Force Majeure” means any of the following:

(a) physical events such as acts of God, landslides, lightning, earthquakes, fires, hurricanes, storms or storm warnings that result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to wells, equipment or lines of pipe;

(b) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells, equipment or lines of pipe;

(c) interruption of firm transportation and/or storage by transporters of Hydrocarbons; and

(d) orders of any court or governmental authority having jurisdiction (which in each case cannot be satisfied by actions taken with respect to wells other than Subject Wells, which actions do not violate other contractual duties of Working Interest Owner), strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections, wars and similar acts of other Persons;

provided that (i) in order to be entitled to assert an Event of Force Majeure, (1) the affected Party must be making all reasonable efforts to mitigate the adverse impacts of any such event or occurrence, to resolve the event or occurrence once it has occurred, and to resume performance (provided that such Party will not be obligated to settle any strike or lockout) and (2) the asserted Event of Force Majeure must not be reasonably within the control of and must not be caused by the fault or negligence of the affected Party and must be the type of event which, by the exercise of reasonable diligence, the affected Party is unable to prevent; (ii) no Party will be entitled to assert an Event of Force Majeure on account of economic hardship or to the extent such Party’s performance is affected by the curtailment of interruptible or secondary firm transportation unless primary, in-path, firm transportation is also curtailed; and (iii) no Party claiming an Event of Force Majeure will be excused from any responsibility to make cash payments that are due or become due during the period in which an Event of Force Majeure persists.

“Hazardous Substances” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise, including any asbestos or asbestos-containing materials, any naturally occurring radioactive materials, and any hydrocarbons or other substances that are released into the environment.

“Imbalance Charges” means any fees, penalties, costs or charges (in cash or in kind, and whether or not denominated as price adjustments or as prices for spot sales in place of prices for nominated production) that are incurred, payable or suffered by Royalty Owner to any Person in connection with any imbalance between the amount of Production Payment Hydrocarbons delivered at the Delivery Points and the amounts of nominated sales thereof or transportation, gathering or processing capacity scheduled or available therefor, or that are otherwise assessed against Royalty Owner by a transporter or purchaser for failure to meet such Person’s balance, delivery or nomination requirements. Interest and penalties owing with respect to Imbalance Charges will also constitute Imbalance Charges.

“Losses” has the meaning given to such term in Section 5.3(b).

“Mortgage” means the Deed of Trust, Mortgage, Assignment, Security Agreement and Financing Statement of even date herewith executed in connection herewith by Working Interest Owner with respect to the Retained Interests and certain related assets.

“NYMEX Strip Prices” has the meaning given to such term in Section 2.1(c).

“Overtake” has the meaning given to such term in Section 2.3(a).

“Parties” means Working Interest Owner and Royalty Owner.

“PDP Reserves” means proved developed producing reserves of Hydrocarbons, as determined in accordance with the definitions and standards promulgated by the Society of Petroleum Engineers. The PDP Reserves will be measured in MMBtus of Gas, and for purposes of such calculation Oil will be converted to Gas at a ratio of six MMBtus of Gas to one Barrel of Oil.

“Performance Default” means any of the following: (a) any failure by Working Interest Owner to pay any money owing or belonging to Royalty Owner that continues unremedied for more than three Business Days after Working Interest Owner becomes aware of such failure;

(b) any breach by Working Interest Owner of any covenant or agreement made by Working Interest Owner herein or in any other Production Payment Document (other than as described in the preceding clause (a)) that continues unremedied for 30 days following the earlier to occur of (i) written notice thereof being delivered to Working Interest Owner by Royalty Owner or (ii) Working Interest Owner first becoming aware of such breach; (c) any of the representations or warranties made by Working Interest Owner herein or in any other Production Payment Document is false or incorrect in any material respect on any date made or as of which made; (d) the commencement of a voluntary case by Working Interest Owner under the United States Bankruptcy Code, or Working Interest Owner’s application for or consent to any order for relief in any involuntary case filed under such code; (e) the commencement of any involuntary case against Working Interest Owner under such code that is not dismissed within 30 days after filing; and (f) the appointment or taking possession of a receiver, liquidator, custodian, trustee, keeper or similar official of any of the Subject Interests which either (i) is not made ineffective or discharged within 30 days thereafter or (ii) is requested, consented to or acquiesced to by Working Interest Owner.

“Post-Adjustment Net Present Value” has the meaning given such term in Section 2.4.

“Pre-Adjustment Net Present Value” has the meaning given such term in Section 2.4.

“Production Payment Documents” means this Agreement, the Conveyance, the Purchase and Sale Agreement, the Mortgage, and each other agreement, instrument, certificate or other document at any time made or given by Working Interest Owner with or to Royalty Owner in connection with this Agreement, the Conveyance, the Purchase and Sale Agreement or the Mortgage, including all supplements and amendments to and restatements of any of the foregoing.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement of even date herewith between Working Interest Owner and Royalty Owner, under which Working Interest Owner has agreed to sell and Royalty Owner has agreed to purchase the Production Payment.

“Related Adjusted Commodity Swaps” has the meaning given such term in Section 2.4.

“Related Commodity Swaps” has the meaning given such term in Section 2.4.

“Remaining Reserves” means, as of the date of any determination, the PDP Reserves projected to be attributable to the Subject Interests (i.e., both the Production Payment Hydrocarbons and the Retained Interest Hydrocarbons) after such date for the remaining expected productive life thereof. For the purpose of calculating Remaining Reserves, the sales prices of the Hydrocarbons to be produced from each Subject Interest will be assumed to be the Adjusted Prices as calculated on the date of determination. Calculations of Remaining Reserves will otherwise be based on the then most recent Reserve Report, after disregarding any reserves shown in such Reserve Report that have actually been produced on or before the date of determination of such Remaining Reserves.

“Repair Operations” means reworking, redrilling, reconditioning, fracing, refracing, plugging back, deepening, or other operations to repair, restore, or enhance the productivity of one or more Subject Wells or to repair, restore, replace or enhance equipment and facilities used to produce and handle Subject Hydrocarbons.

“Reserve Report” means (a) any annual or semiannual reserve engineering report prepared by Company Engineers or Working Interest Owner’s in-house reserve engineers with respect to the Subject Interests as required under Section 5.5(c), and (b) any reserve engineering report prepared by Reviewing Engineers with respect to the Subject Interests as described in Section 2.4(a). Each Reserve Report will be in form and detail acceptable to Royalty Owner and will set forth the following:

(i) an estimation of the Oil and Gas reserves, classified by appropriate categories, as of such date attributable to the various Subject Interests,

(ii) a projection of the future production of, and net revenue from, such reserves,

(iii) a calculation of the present worth of such net revenue discounted at the rate of ten percent per annum, and

(iv) a schedule or description of the principal assumptions, estimates and projections made or used in the preparation of such report, including estimated future product prices, capital expenditures, operating expenses and taxes.

Each such report will be prepared in accordance with customary and generally accepted standards and practices for independent professional petroleum engineers and will be based on the NYMEX Strip Prices on the effective date of such report.

“Retained Interest Hydrocarbons” means the Subject Hydrocarbons other than the Production Payment Hydrocarbons.

“Reviewing Engineers” means an independent petroleum engineering firm of recognized national standing that is selected by Working Interest Owner and Royalty Owner to make determinations as described in Section 2.4. If either Party notifies the other that it requests a determination by the Reviewing Engineers and the Parties are unable to agree upon such a firm within 15 days thereafter, each Party will in good faith prepare a list of four independent petroleum engineering firms. Each list will set forth that Party’s priority order with the highest priority firm listed first. Each Party will submit its list to the other within five days after the end of the 15 day period provided above. The lists will be compared and the first firm appearing in Royalty Owner’s list that also appears in Working Interest Owner’s list will be the Reviewing Engineers used to make such determination. If either Party fails to provide a list of that Party’s recommended firms, such Party’s list will not be considered and the first firm named on the other Party’s list will be the firm used to make the determination. If no firm is selected pursuant to the foregoing procedures, then the Reviewing Engineers will be selected by Royalty Owner.

“Royalty Owner” refers to EDF Trading North America, LLC, a Texas limited liability company, as well as to its successors and assigns hereunder.

“Royalty Owner Indemnitees” has the meaning given to such term in Section 5.3(a).

“Royalty Owner Spot Market PP Hydrocarbons” has the meaning given to such term in Section 5.6(b).

“Shortfall Value” has the meaning given to such term in Section 4.8.

“Subject Contracts” means all Upstream Contracts and Downstream Contracts.

“Tail Ratio” means, as of the date of any determination, the quotient of (a) the Tail Reserves, divided by (b) the Remaining Reserves.

“Tail Reserves” means, as of the date of any determination, the portion of the Remaining Reserves that is projected to be attributable to the Subject Interests after the Anticipated Termination Time (or, if any Adjustment Quantity is expected to exist at such time, after the first date thereafter on which no Adjustment Quantity is expected to exist).

“Target Tail Ratio” means, on any date or for any Month, the percentage set forth on Schedule 2.4 opposite the time period in which such date or Month occurs.

“Trustee” means the Person or Persons who from time to time serve (or have served) as the trustee under the Mortgage.

“Undertake” has the meaning given to such term in Section 2.3(a).

“Upstream Contracts” means all joint operating agreements, unit operating agreements, facilities leases or use agreements, water agreements (whether relating to water injection, supply, transportation or disposal), or other agreements or arrangements to which Working Interest Owner (or any Person acting on behalf of Working Interest Owner) is a party that provide for or relate to the operation of the Subject Interests or the production of Hydrocarbons therefrom.

“Working Interest Owner” refers to GMX Resources Inc., an Oklahoma corporation, as well as to its successors and assigns hereunder.

“Working Interest Owner Spot Market PP Hydrocarbons” has the meaning given to such term in Section 5.6(b).

Section 1.2 Rules of Construction; Monthly and Daily Equivalents; Publications.

(a) Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and will not constitute part of such subdivisions and will be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: “including” (and its grammatical variations) means “including without limitation”; “or” is not exclusive; words in the singular form will be construed to include the plural and vice versa; words in any gender include all other genders; references herein to the Conveyance, the Purchase and Sale Agreement, or any other instrument or agreement refer to such instrument or agreement as it may be from time to time supplemented, amended or restated; and references herein to any Person include such Person’s successors and assigns. All references in this Agreement to exhibits and schedules refer to the exhibits and schedules to this Agreement unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes. This Agreement has been drafted with the joint participation of Working Interest Owner and Royalty Owner and is to be construed neither against nor in favor of either Party but rather in accordance with the fair meaning hereof.

(b) Monthly Equivalents. To the extent that this Agreement refers to information or data measured or based upon Daily production or deliveries of Hydrocarbons and such information or data is instead provided or available only with respect to Monthly production or deliveries of Hydrocarbons, such Monthly Hydrocarbons will be deemed produced or delivered in equal quantities on each Day during such Month. To the extent that this Agreement refers to Daily price information for production or deliveries of Hydrocarbons and such information or data is instead provided or available only on a Monthly basis, such Monthly price information will be deemed to apply on each Day during such Month.

(c) Publications. To the extent that this Agreement (or any other Production Payment Document other than the Conveyance) incorporates prices, rates, adjustments to prices or rates, or other information from a specific source or publication and that source or publication temporarily fails or permanently ceases to publish such information, or ceases publication altogether, or changes the heading or format under which such information is published, or changes the source of information which it publishes under such heading or format, and in any such case the relevant Production Payment Document does not specify how to deal with such event, then Royalty Owner will designate a reasonable alternative source for the same or equivalent information and the Parties will thereafter use such designated alternative source.

ARTICLE II

NO ADVERSE CHANGES TO SUBJECT INTERESTS

Section 2.1 Abandonment and Shut-In.

(a) Abandonment. Working Interest Owner will not, without first obtaining the consent of Royalty Owner, abandon (or propose or consent to the abandonment of) any Subject Well or surrender, abandon or release (or propose or consent to the surrender, abandonment or release of) any Subject Interest; provided, however, that Working Interest Owner may, without the consent of Royalty Owner, abandon any Subject Well (and the acreage held only by such well) if such Subject Well is not a Commercial Well and it would not be Economically Feasible to restore the productivity of such Subject Well by Repair Operations. Notwithstanding the foregoing, Working Interest Owner may not under any circumstances, without first obtaining the consent of Royalty Owner, abandon any Subject Well or Subject Interest to an Affiliate of Working Interest Owner.

(b) Shut-in of Subject Wells. Working Interest Owner will not, without first obtaining the consent of Royalty Owner, voluntarily shut-in a Subject Well (or propose or consent to such a shut-in), provided that (i) a shut-in of a Subject Well will not be deemed to be voluntarily made if it is caused by or results from an Event of Force Majeure, or from well servicing or maintenance in the ordinary course of business, or if Working Interest Owner is waiting for a pipeline connection or other transportation services for Gas produced from a Subject Well for which transportation or a pipeline connection is not otherwise available, and (ii) a Subject Well that has not achieved the status of, or has ceased to be a Commercial Well and can be abandoned under subsection (a) above may be shut-in pending such abandonment.

(c) Definitions of “Commercial Well,” “Economically Feasible,” “Adjusted Prices” and “NYMEX Strip Prices”. For all purposes of this Agreement:

(i) A well will be deemed to be a “Commercial Well” unless and until a condition arises, which reasonably appears to be permanent, such that such well is no longer capable of producing in paying quantities (without regard to the burden of the Production Payment) and a reasonably prudent operator (acting without regard to the burden of the Production Payment) would not undertake Repair Operations to restore the productivity of such well.

(ii) An operation on a well will be deemed to be “Economically Feasible” whenever (A) the net present value (before deduction of federal income taxes), discounted at ten percent per annum, of the Subject Hydrocarbons which it reasonably appears will be produced from such well after such operation — assuming such Hydrocarbons will be sold at the Adjusted Prices for each Subject Interest and net of (1) Taxes (other than federal and state franchise and income taxes), (2) expenses of operating and maintaining such well (assuming such operating costs and expenses will be on the same basis as the last twelve Months (or the portion of such twelve Month period for which such information is available) and excluding overhead costs and similar charges, and (3) royalties, overriding royalties and similar burdens reflected in the Net Revenue Interests set out on the Property Exhibit, but without regard to the burden of the Production Payment — exceeds (B) the costs and expenses of Working Interest Owner directly related to such operation (net of any insurance proceeds related to such operation).

(iii) The “Adjusted Prices” as calculated for a Subject Interest on any Day are, with respect to Oil, the NYMEX Strip Price for Oil calculated as of such Day, minus $1.50 per Barrel, and, with respect to Gas (A) the NYMEX Strip Price for Gas calculated as of such Day.

(iv) The “NYMEX Strip Prices” calculated as of any Day are the arithmetic average of the settlement prices (per Barrel of Oil or MMBtu of Gas) on such Day of the applicable futures contract traded on the New York Mercantile Exchange for the first thirty-six Months after such Day. The NYMEX Strip Price for Oil will be the average of such prices for the West Texas Intermediate Crude Oil Futures Contract for Cushing, Oklahoma Delivery that is traded on such exchange, and the NYMEX Strip Price for Gas will be the average of such prices for the Natural Gas Futures Contract for Henry Hub Delivery that is traded on such exchange.

Section 2.2 Non-Consent Operations. Working Interest Owner will not, without the prior consent of Royalty Owner, elect to be a non-participating party with respect to any plugging back, reworking, sidetracking, drilling, completion or other operation on any Subject Interest or Subject Lands if the consequence of such election is that any part of Working Interest Owner’s interest in such Subject Interest on Subject Lands is temporarily (e.g., during a recoupment period) or permanently forfeited to the parties participating in such operations or electing not to abandon such well, unless such operation would not be Economically Feasible. Upon any such election by Working Interest Owner that is consented to by Royalty Owner (or for which, pursuant to the preceding sentence, no consent is required), such election will also be binding on the Production Payment as to the interest so temporarily or permanently forfeited but will not cause any modification in the Scheduled Quantities or in any component of the Daily Adjustment Amount.

Section 2.3 Production Imbalances.

(a) Definitions. As used herein, “Undertake” means that an owner of production from a Subject Well takes a lesser share of Hydrocarbons produced from such Subject Well than the share of Hydrocarbons which such owner is entitled to take by virtue of its ownership interest, determined without regard to any rights under any production balancing agreement or similar arrangement or any rights under common law with respect to production balancing, and “Overtake” means that an owner of production from a Subject Well takes a greater share of Hydrocarbons produced from such Subject Well than the share of Hydrocarbons which such owner is entitled to take by virtue of its ownership interest, again determined without regard to any rights under any production balancing agreement or similar arrangement or any rights under common law with respect to production balancing. Adjustments due to Non-Consent Provisions, however, will not be considered Undertakes or Overtakes.

(b) No Undertakes Without Consent. Subject to Section 3.2, without Royalty Owner’s prior consent Working Interest Owner will not Undertake from a Subject Well (either for itself or on behalf of Royalty Owner), except as a result of an Event of Force Majeure or a joint interest owner in one or more Subject Wells electing to Overtake in order to balance previous Overtakes from such Subject Wells by Working Interest Owner or any of its predecessors in title to such Subject Wells, but only to the extent that such previous Overtakes either occurred after the Effective Time or occurred prior to the Effective Time and are disclosed in Schedule 1 attached to the Purchase and Sale Agreement, provided that Working Interest Owner may Undertake from any Subject Well on any Day so long as Royalty Owner’s actual share of production on such Day from all Subject Wells is the entire Scheduled Quantity and Adjustment Quantity for such Day. If any Undertake by Working Interest Owner occurs in violation of this section, the Production Payment will be determined (to the maximum extent allowed under applicable Law and any applicable Permitted Encumbrances) without regard thereto.

(c) Limitation on Overtakes. Subject to Section 3.2, without Royalty Owner’s prior consent Working Interest Owner will not Overtake from a Subject Well on any Day (either for itself or on behalf of Royalty Owner), except either (i) in order to produce and take up to 111% of the Scheduled Quantities and Adjustment Quantities for such Day from the Subject Wells, or (ii) if one or more other owners of production from such Subject Well elects to Undertake, in order to produce and take the same amount of Hydrocarbons that Working Interest Owner and

Royalty Owner would have received had such joint interest owner not elected to Undertake. If, pursuant to applicable contracts and Law, Working Interest Owner does Overtake, then the additional Hydrocarbons so taken by Working Interest Owner will be included among the Subject Hydrocarbons and will be subject to the Production Payment.

(d) No Balancing From Other Properties. Working Interest Owner will not allow any Subject Interest to be subject to any production balancing arrangement or agreement under which one or more third Persons may Overtake a portion of the production attributable to such Subject Interest as a result of Undertakes or Overtakes (or other actions or inactions) with respect to properties other than such Subject Interest. For the purposes of this subsection (d), a production unit in which all parties have uniform interests will be considered to be a single Subject Interest.

Section 2.4 Option to Adjust Scheduled Quantities.

(a) Option. If for any reason at any time, or from time to time, both of the following conditions exist:

(i) the Tail Ratio (determined as of such time using the most recent Reserve Report) is less than the Target Tail Ratio, and

(ii) since the date six months prior to the effective date of such Reserve Report, the actual production of Gas from the Subject Wells during any period of three consecutive Months has exceeded 120% of the projected production of Gas attributable to the Subject Wells listed on the Property Exhibit of the Conveyance, then in addition to any other rights or remedies available to Royalty Owner, Royalty Owner will have the option to cause the remaining Scheduled Quantities to be adjusted as provided in subsection (b) of this Section. Royalty Owner may at any time, at its option and at its own expense, retain Reviewing Engineers to prepare a new Reserve Report to be used to recalculate the Tail Ratio, and Working Interest Owner will cooperate in all respects with such Reviewing Engineers to enable them to promptly prepare such Reserve Report.

(b) Procedure to Adjust Scheduled Quantities. Upon Royalty Owner’s election to exercise the option set forth in subsection (a) of this section, Royalty Owner will in good faith adjust the remaining Scheduled Quantities by preparing a revised Schedule 1 to the Conveyance that results, at the time of Royalty Owner’s exercise of the option, in an anticipated Tail Ratio as of the end of each Month remaining prior to the Anticipated Termination Time that is greater than, but as near as reasonably possible to, the Target Tail Ratio for such Month (it being understood that in order to achieve the Target Tail Ratio for each such Month the Tail Ratio may be larger than the Target Tail Ratio for some Months); provided, however, that:

(i) Royalty Owner will not increase Scheduled Quantities in any Month to more than ninety percent (90%) of the Subject Hydrocarbons projected in the most recent Reserve Report to be produced and saved in such Month,

(ii) any adjustment to the Scheduled Quantities under this Section will result in a Post-Adjustment Net Present Value equal to the Pre-Adjustment Net Present Value, and

(iii) no adjustments to the Scheduled Quantities will extend the projected Termination Time, unless otherwise agreed to by Working Interest Owners and Royalty Owner.

Royalty Owner will present the revised Schedule 1 to Working Interest Owner for verification that the revised Schedule complies with the requirements of the foregoing sentence. If Working Interest Owner agrees with the revised Schedule 1, Royalty Owner will prepare an amendment to the Conveyance incorporating the revised Schedule 1 into the Conveyance, Working Interest Owner and Royalty Owner will execute and acknowledge such amendment, and Royalty Owner will, at Working Interest Owner’s expense, cause such amendment to be filed in all appropriate county, state and federal records. As used in this Agreement:

“Adjustment Rate” means a monthly discount rate equal to (x) eleven and one-half percent (11.5%), divided by (y) 12.

“Related Commodity Swaps” means, at any time in question, the commodity and basis swaps of Royalty Owner with respect to a Scheduled Quantity which were in effect on or about the Closing Date and remain in effect at such time.

“Pre-Adjustment Net Present Value” means the net present value of the Scheduled Quantities prior to adjustment under this Section, which will be deemed to be equal to the net present value (before deduction of federal income taxes) of each Month’s Scheduled Quantities as of the date of determination, assuming that such Scheduled Quantities will be sold at the NYMEX Strip Price whose Index Price component is the weighted average net fixed price to be paid for that Month under Royalty Owner’s Related Commodity Swaps (and any Related Adjusted Commodity Swaps previously entered into as a result of any prior adjustment pursuant to this Section 2.4) and discounting the assumed sales proceeds at the Adjustment Rate.

“Post-Adjustment Net Present Value” means the net present value of the Scheduled Quantities after adjustment under this Section, which will be equal to the net present value (before deduction of federal income taxes) of each Month’s adjusted Scheduled Quantities as of the date of determination, assuming that the unchanged Scheduled Quantities will be sold at the prices provided for in the preceding definition and that any increased Scheduled Quantities for any Month will be sold at the NYMEX Strip Price whose Index Price component is the net fixed price to be paid under Royalty Owner’s commodity and basis swaps to be entered into with respect to such increased Scheduled Quantity (the “Related Adjusted Commodity Swaps”), discounting the assumed sales proceeds at the Adjustment Rate, and subtracting the costs (or adding the benefits) to Royalty Owner of unwinding the Related Commodity Swaps (and any Related Adjusted Commodity Swaps previously entered into as a result of any prior adjustment pursuant to this Section 2.4) due to reductions in Scheduled Quantities and of implementing the Related Adjusted Commodity Swaps for increases in Scheduled Quantities, and similarly adjusting for the economic benefits and economic detriments of changing the interest rate swaps of Royalty Owner.

(c) Determination by Reviewing Engineers. If, within 30 days after Working Interest Owner’s receipt of Royalty Owner’s proposed revised Schedule 1, Working Interest Owner and Royalty Owner do not agree upon Royalty Owner’s revised Schedule 1 and execute and acknowledge an amendment to the Conveyance pursuant to subsection (b) above, the Parties will select Reviewing Engineers to determine the revisions to be made to Schedule 1 to achieve the result set out in the first sentence of subsection (b) above. The fees and expenses of the Reviewing Engineers will be borne equally by Royalty Owner and Working Interest Owner. The determination of the Reviewing Engineers will be binding upon Working Interest Owner and Royalty Owner and, upon the determination by the Reviewing Engineers of the contents of the revised Schedule 1, Royalty Owner will prepare an amendment to the Conveyance incorporating the revised Schedule 1 into the Conveyance, Working Interest Owner will execute and acknowledge such amendment, and Royalty Owner will, at Working Interest Owner’s expense, cause such amendment to be filed in all appropriate public records. If Working Interest Owner refuses to execute and acknowledge such amendment, Royalty Owner may do so on behalf and in the name of Working Interest Owner, and Working Interest Owner hereby appoints Royalty Owner as its agent and attorney-in-fact for the purposes of making such execution and acknowledgement, which power is coupled with an interest and is irrevocable.

Section 2.5 Defense of Agreement and Production Payment. If any Person (including Working Interest Owner or its Affiliates but excluding Royalty Owner and its Affiliates) ever challenges or attacks (a) the validity or priority of the Production Payment Documents or of any rights, titles or interests of Royalty Owner that are created or evidenced thereby or (b) the title of Working Interest Owner to any Subject Interest or of Royalty Owner to any part of the Production Payment, then upon learning thereof Working Interest Owner will give prompt written notice thereof to Royalty Owner and at Working Interest Owner’s own cost and expense will diligently endeavor to defeat such challenge or attack and to cure any defect that may be developed or claimed, and Working Interest Owner will take all reasonable steps for the defense of any legal proceedings with respect thereto, including the employment of counsel to represent Working Interest Owner, the prosecution or defense of litigation, and the release or discharge of all adverse claims. Royalty Owner is hereby authorized and empowered to take such additional steps as in its judgment and discretion may be necessary or proper for the defense of any such legal proceedings or the protection of the validity or priority of the Production Payment Documents and the rights, titles, and interests created or evidenced thereby, including the employment of independent counsel to represent Royalty Owner, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Production Payment, the purchase of any tax title and the removal of prior liens or security interests, and all reasonable and related expenditures so made of every kind and character will be paid to Royalty Owner by Working Interest Owner on demand.

Section 2.6 Further Assurances. Working Interest Owner will, on request of Royalty Owner, (a) promptly correct any defect, error or omission which may be discovered in the contents, execution or acknowledgment of any Production Payment Document, (b) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper, in the reasonable judgment of Royalty Owner, to carry out more effectively the purposes of the Production Payment Documents and to more fully identify and make subject to the Production Payment Documents any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the

Subject Interests; and (c) execute, acknowledge, deliver, and file or record any document or instrument reasonably requested by Royalty Owner to protect its rights, title and interests under the Production Payment Documents against the rights or interests of third Persons. Working Interest Owner will provide to Royalty Owner any assurances of title to the Subject Interests which Royalty Owner may from time to time reasonably request concerning the Production Payment, including the recording and filing of the Conveyance (it being understood that no title deficiencies learned of by Royalty Owner will in any way be deemed to qualify any of Working Interest Owner’s warranties of title or indemnities with respect to title in any Production Payment Document).

ARTICLE III

PRODUCTION OF SUBJECT INTERESTS

Section 3.1 General Operating Requirements. At all times from the date hereof until the termination of the Production Payment, and whether or not Working Interest Owner is the operator of the relevant Subject Interests, Working Interest Owner, at Working Interest Owner’s cost and expense, will:

(a) Cause the Subject Interests to be maintained in full force and effect, free of any right of cancellation, forfeiture or termination, and to be developed, protected against drainage, and continuously operated for the production of Hydrocarbons in a good and workmanlike manner as would a prudent operator (and without regard to the burden of the Production Payment), all in accordance with generally accepted industry practices, applicable operating agreements, the Leases, and all applicable Laws, and will otherwise comply in all material respects with all applicable Laws, the Leases, and all other contracts or agreements forming a part of or related to the Subject Interests.

(b) Pay, or cause to be paid, as and when due and payable, all rentals, royalties, Taxes and other amounts payable in respect of the Subject Interests or the production therefrom, and all costs, expenses, capital expenditures and liabilities incurred in or arising from the operation, maintenance or development of the Subject Interests, or the producing, treating, gathering, storing, marketing or transporting of Hydrocarbons therefrom at or prior to the Delivery Points (except, in each case, to the extent contested in good faith by appropriate proceedings that effectively delay any remedy for non-payment thereof).

(c) Cause all Subject Wells that are Commercial Wells, and all machinery, equipment and facilities of any kind now or hereafter necessary or useful in the operation of such Subject Wells (as well as all separation, metering and related facilities that are located at or prior to each Delivery Point and all related wells for the supply, injection or disposal of water, to the extent owned or operated by Working Interest Owner or its Affiliates) to be maintained and kept in good and effective operating condition as would a prudent operator (and without regard to the burden of the Production Payment), and all repairs, renewals, replacements, additions and improvements thereof or thereto, useful or needful to such end, to be promptly made.

(d) Give or cause to be given to Royalty Owner written notice of every adverse claim or demand made by any Person affecting the Subject Interests, the Hydrocarbons produced therefrom, the Production Payment or the Production Payment Hydrocarbons in any manner whatsoever, and of any suit or other legal proceeding instituted with respect thereto, and at Working Interest Owner’s expense cause all necessary and proper steps to be taken with reasonable diligence to protect and defend the Subject Interests, the Subject Hydrocarbons produced therefrom, the Production Payment and the Production Payment Hydrocarbons against any such adverse claim or demand, including the employment of counsel for the prosecution or defense of litigation and the contest, release or discharge of such adverse claim or demand.

(e) Cause the Subject Interests to be kept free and clear of liens, charges and encumbrances of every character, other than the Permitted Encumbrances.

(f) Except to the extent contested in good faith by appropriate proceedings that effectively delay any remedy for non-payment thereof, pay all Taxes when due and before they become delinquent (and provide Royalty Owner with proof of such payment upon request), and reimburse Royalty Owner for any Taxes paid by Royalty Owner relating to the Production Payment or the Production Payment Hydrocarbons.

(g) Maintain or cause to be maintained in full force and effect in accordance with prudent operator standards, all permits, licenses, easements, servitudes, contracts and other rights reasonably necessary or useful in connection with the development, operation or management of the Subject Interests and the production, treating, gathering, storing, marketing or transportation of the Subject Hydrocarbons or of water produced or used in connection therewith.

(h) Not resign as operator (or otherwise voluntarily relinquish such position) of any of the Subject Interests that are or hereafter become operated by Working Interest Owner until and unless the successor operator is a subsidiary of Working Interest Owner or has been approved in writing by Royalty Owner.

(i) Not conduct any work or operation in any wellbore of a Subject Well, which work or operation is related to any horizon, zone, formation or interval not included in the Subject Interests, without the prior written consent of Royalty Owner.

(j) Measure all Subject Hydrocarbons, and determine the MMBtu content thereof, in accordance with the terms of the Conveyance, including the requirements of Section 1.7 thereof.

Whenever Working Interest Owner is not the operator of a Subject Interest, it will use its reasonable best efforts and diligently enforce its rights under any operating agreement for such Subject Interest in order to cause such Subject Interest to be operated and dealt with as contemplated in this Agreement.

Section 3.2 Rates of Production.

(a) Rates of Production. Working Interest Owner will prudently operate and produce the Subject Interests and Subject Wells operated by Working Interest Owner, and Working Interest Owner will use all commercially reasonable efforts to cause the Subject Interests and Subject Wells not operated by Working Interest Owner to be prudently operated and produced by whomever is the operator thereof, in each case in accordance with prudent industry practices and the following additional requirements:

(i) the amount of Hydrocarbons produced from any Subject Well shall not exceed in any Month the lower of (1) the maximum amount that the Subject Well is capable of producing at its maximum efficient rate of flow or (2) the respective allowable rate of flow under applicable orders and Laws, if any; and

(ii) the amount of Hydrocarbons produced from the Subject Wells shall be sufficient to prevent a material net migration of Hydrocarbons from the reservoirs to which proved reserves are attributed underlying the Subject Interests.

(b) Production Goals. Subject to the provisions of the preceding subsection (a) and Sections 2.1, 2.2, 2.3, 3.6, 3.7(b) and 3.8, Working Interest Owner will use all commercially reasonable efforts to ensure that the rate of production from the Subject Wells, taken as a whole, is sufficient to allow the delivery to Royalty Owner of the Scheduled Quantity and the Adjustment Quantity for such Day.

Section 3.3 Quality and Pressure Requirements. All Production Payment Hydrocarbons delivered to Royalty Owner, or to Royalty Owner’s credit, will satisfy the quality and pressure requirements and specifications as set forth in:

(a) all applicable agreements with or requirements of Delivery Point Recipients (including tariffs filed with regulatory agencies) for acceptance and transportation of such Production Payment Hydrocarbons,

(b) all applicable agreements with or requirements of operators of processing plants or treatment facilities for acceptance of such Production Payment Hydrocarbons, and

(c) all applicable agreements with or requirements of first purchasers for acceptance and purchase of such Production Payment Hydrocarbons,

in each case without penalty or deduction for nonconformity. All costs and expenses to satisfy such quality and pressure requirements will be borne and paid by Working Interest Owner.

Section 3.4 Imbalance Charges. Working Interest Owner will make all commercially reasonable efforts to prevent any Imbalance Charges from becoming payable by Royalty Owner, will pay in place of Royalty Owner all such Imbalance Charges not prevented, and will in all circumstances indemnify and hold Royalty Owner harmless from and against all Imbalance Charges.

Section 3.5 Environmental Compliance. Working Interest Owner will not (a) cause or permit the Subject Lands or the condition thereof or operations thereon to be in violation of any Environmental Laws in any material respect, (b) cause or permit the disposal or other release of any Hazardous Substance on or to the Subject Lands in violation of any Environmental Law in any material respect, (c) fail to timely remove or remediate any Hazardous Substance which has been or now or hereafter is released on the Subject Lands in amounts which would violate any Environmental Laws in any material respect, or (d) take or omit to take any action that will subject Working Interest Owner or the Subject Lands to any material remedial obligation (or Royalty Owner to any remedial obligation) under any Environmental Laws pertaining to the

Subject Lands, assuming in each case disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any. Working Interest Owner will promptly notify Royalty Owner in writing of any existing, pending or, to the best knowledge of Working Interest Owner, threatened investigation or inquiry of a material nature affecting any Subject Lands by any private party or governmental authority in connection with any Environmental Laws. Working Interest Owner will take all steps reasonably necessary to determine that no Hazardous Substances are disposed of or otherwise released or being released on or to the Subject Lands in violation of any Environmental Laws.

Section 3.6 Maintaining and Restoring Productivity. If any Subject Well at any time ceases to be a Commercial Well for any reason and it would be Economically Feasible to restore or enhance the productivity of such Subject Well by Repair Operations, then Working Interest Owner will carry out such Repair Operations.

Section 3.7 Insurance; Damage or Loss.

(a) Insurance. Working Interest Owner will maintain or cause to be maintained, at Working Interest Owner’s sole cost and expense and with financially sound and reputable insurers reasonably satisfactory to Royalty Owner, insurance against such liabilities, casualties, risks and contingencies, and in such types as is customary in the case of independent oil and gas companies engaged in operations of similar properties, including insurance of the types and coverages described in Schedule 3.7 and with limits of coverage no less than those set out in Schedule 3.7. Such insurance will name Royalty Owner as an additional insured and as a loss payee as provided in Schedule 3.7, and Working Interest Owner will otherwise take all actions described in Schedule 3.7. Any loss proceeds from such property insurance, whether collected by Working Interest Owner or Royalty Owner, will be applied to the costs of repairing or replacing the property loss or damage unless otherwise agreed by Working Interest Owner and Royalty Owner. Working Interest Owner will furnish certificates of such insurance to Royalty Owner and will obtain endorsements to such policies providing that the insurer will notify Royalty Owner not less than 30 days prior to the expiration or termination of such policy of insurance.

(b) Repair. In the event of any damage to or loss of any platform, pipeline, well, equipment or facility on the Subject Lands or otherwise owned by any of Working Interest Owner or Endeavor Pipeline and used in connection with the operation of any Subject Interest or the production of Subject Hydrocarbons, or the balancing, treating, gathering, transporting, tender, processing or other handling of Subject Hydrocarbons, or the marketing, sale or transfer of Subject Hydrocarbons, Working Interest Owner or Endeavor Pipeline will (at no cost to Royalty Owner and without regard to whether insurance proceeds are available to Working Interest Owner) will promptly carry out or cause to be carried out Repair Operations as necessary or appropriate to repair, restore or replace such damaged or lost property (or carry out other Repair Operations reasonably expected to replace the future production lost by such damage or loss), unless such Repair Operations would not be Economically Feasible after taking into account insurance proceeds and recoveries (including any insurance proceeds and recoveries that would have been available but for Working Interest Owner’s failure to maintain the insurance required hereunder).

Section 3.8 Continued Ability to Operate. Working Interest Owner will at all times be a limited liability company, corporation or limited partnership that is validly existing and in good standing under the Laws of its state of formation and duly qualified to do business and in good standing in each jurisdiction where any Subject Lands are located. Working Interest Owner (and any Person operating the Subject Interest on its behalf) will at all times obtain and possess (or cause to be obtained and possessed) all consents, bonds, permits, licenses, right-of-ways, easements, authorizations and waivers reasonably necessary under any applicable Law or any Lease or material contract, indenture, instrument or agreement binding on or affecting Working Interest Owner or the Subject Interests in order to permit the performance by Working Interest Owner of the Production Payment Documents.

ARTICLE IV

SALE OF PRODUCTION PAYMENT HYDROCARBONS

TO WORKING INTEREST OWNER

Section 4.1 Agreement to Sell and Purchase Production Payment Hydrocarbons. Royalty Owner hereby agrees to sell to Working Interest Owner, and Working Interest Owner hereby agrees to buy from Royalty Owner, upon the terms of this Agreement, all of the Production Payment Hydrocarbons as and when produced. For so long as Royalty Owner remains so obligated to sell the Production Payment Hydrocarbons to Working Interest Owner, any sale, conveyance or mortgage of the Production Payment or the Production Payment Hydrocarbons by Royalty Owner will be made expressly subject to this Article IV.

Section 4.2 Monthly Payments for Hydrocarbons The price to be paid by Working Interest Owner for the Production Payment Hydrocarbons is the Field Price each Month for each MMBtu or Barrel of Production Payment Hydrocarbons tendered or delivered during such Month. On or before the Monthly Settlement Date for each Month, Working Interest Owner will pay to Royalty Owner, by wire transfer of immediately available funds, a sum equal to the product of the quantity of Production Payment Hydrocarbons tendered or delivered to Working Interest Owner during such Month (measured in MMBtus or Barrels) times the applicable Field Price for such Month. In the event an adverse claim of any kind is asserted with respect to any Hydrocarbons sold or delivered to Working Interest Owner under this Agreement or any money due hereunder, Working Interest Owner will continue to make payments as required hereunder until such claim is resolved by a final judgment of a court of competent jurisdiction,but shall be subrogated to all rights of Royalty Owner. At least five (5) days prior to each such Monthly Settlement Date, Working Interest Owner will furnish or cause to be furnished to Royalty Owner statements in form acceptable to Royalty Owner (reasonably supported, if requested, by statements from Delivery Point Recipients or first purchasers) showing the quantities of Production Payment Hydrocarbons actually tendered or delivered hereunder at each Delivery Point during such Month and Working Interest Owner’s calculation of the payments due to Royalty Owner.

Section 4.3 Acceptance of Production Payment Hydrocarbons. Working Interest Owner will accept and purchase all Production Payment Hydrocarbons, regardless of: (a) the quality or condition of such Production Payment Hydrocarbons, (b) the pressure at which such Production Payment Hydrocarbons are delivered, (c) whether such Production Payment Hydrocarbons are made up of Production Payment Gas or Production Payment Oil or both, (d)

whether the amount of Production Payment Hydrocarbons so delivered is less than, equals or exceeds the Scheduled Quantity (if any) for any Month, and (e) the Delivery Points at which such Production Payment Hydrocarbons are delivered. Royalty Owner will not be responsible for any Imbalance Charges resulting from any Production Payment Hydrocarbons not being delivered in compliance with the requirements of the Conveyance or any Downstream Contract. Working Interest Owner will use its best reasonable efforts to avoid Imbalance Charges, and Working Interest Owner will pay all Imbalance Charges assessed against Working Interest Owner or Royalty Owner. For so long as this Agreement is in effect, Working Interest Owner will perform on Royalty Owner’s behalf (and Royalty Owner is hereby released from any obligation to perform) any and all duties owed by Royalty Owner to Working Interest Owner under the Conveyance with respect to possessing, transporting, treating, processing, marketing and otherwise dealing with the Production Payment Hydrocarbons. Further, Working Interest Owner shall cause the Production Payment Hydrocarbons purchased from Royalty Owner pursuant to this Agreement to be delivered to EPL for sale to Royalty Interest owner pursuant to the terms of the Endeavor NAESB Contract.

Section 4.4 Title; Liability. Royalty Owner hereby disclaims, and Working Interest Owner hereby releases Royalty Owner from, any warranty of title to any Production Payment Hydrocarbons sold by Royalty Owner to Working Interest Owner (whether statutory, regulatory, at common law, by agreement, or otherwise); provided that Royalty Owner does warrant that it will convey to Working Interest Owner the same title to such Production Payment Hydrocarbons that Royalty Owner receives from Working Interest Owner under the Conveyance, free and clear of all liens, burdens and other encumbrances of any kind or nature arising by, through or under Royalty Owner, but not otherwise. ROYALTY OWNER FURTHER DISCLAIMS, AND WORKING INTEREST OWNER HEREBY RELEASES ROYALTY OWNER FROM, ANY OTHER WARRANTIES OF ANY KIND WITH RESPECT TO ANY PRODUCTION PAYMENT HYDROCARBONS SOLD HEREUNDER, IT BEING AGREED THAT ALL PRODUCTION PAYMENT HYDROCARBONS SOLD HEREUNDER BY ROYALTY OWNER WILL BE SOLD “AS IS,” WITH ALL FAULTS AND IN THE CONDITION THAT SUCH PRODUCTION PAYMENT HYDROCARBONS ARE TENDERED BY OR ON BEHALF OF ROYALTY OWNER. Title to the Production Payment Hydrocarbons sold hereunder by Royalty Owner to Working Interest Owner will pass to Working Interest Owner at the Delivery Points, and Working Interest Owner will be solely responsible for the handling, management and care of the Production Payment Hydrocarbons at and after the Delivery Points and solely responsible for any damage, injury or loss that may occur in connection with the Production Payment Hydrocarbons.

Section 4.5 Working Interest Owner’s Failure to Accept Delivery. If, during any Month, Working Interest Owner fails to accept tender of delivery at the Delivery Points of all or any part of the Production Payment Hydrocarbons, Working Interest Owner will be in breach of this Agreement. Upon any such breach, Royalty Owner will have the right to sell to one or more third party purchasers any Production Payment Hydrocarbons not accepted by Working Interest Owner, and, as to any Production Payment Hydrocarbons so sold by Royalty Owner to any third party purchaser, Royalty Owner will be entitled to reimbursement from Working Interest Owner for the positive remainder, if any, of (a) the price set forth under this Agreement, minus (b) the amount actually received from such sale (after deduction of all relevant costs), and Working Interest Owner will pay such amount to Royalty Owner upon demand therefor.

Section 4.6 Suspension or Termination by Royalty Owner. Upon (i) any failure by Working Interest Owner to pay amounts owing under Section 4.2 above, if such failure is not cured within five Business Days after it occurs, or (ii) any other Performance Default, Royalty Owner will have (in addition to the rights described in the preceding Section 4.5 and all other rights and remedies available to Royalty Owner) the rights, exercisable upon written notice to Working Interest Owner, to:

(a) suspend Royalty Owner’s obligations under this Agreement to sell any or all Production Payment Hydrocarbons not then previously delivered hereunder, for the remainder of the then current Month or for any one or more Months thereafter, or

(b) terminate Royalty Owner’s obligations under this Agreement to sell any or all Production Payment Hydrocarbons not then previously delivered (which right of termination may be exercised regardless of whether or not such right of suspension has first been exercised).

If Royalty Owner so suspends or terminates such sale obligations with respect to any Production Payment Hydrocarbons not then previously delivered hereunder, then Royalty Owner will have the right to sell such Production Payment Hydrocarbons to one or more third party purchasers, and, as to any Production Payment Hydrocarbons so sold by Royalty Owner to any third party purchaser, Royalty Owner will be entitled to receive from Working Interest Owner the positive remainder, if any, of (i) the price set forth under this Agreement, minus (ii) the amount actually received from such sale (after deduction of all relevant costs), and Working Interest Owner will pay such amount to Royalty Owner upon demand therefor. Royalty Owner will also have the right to liquidate and determine, in good faith and in a commercially reasonable manner, Royalty Owner’s future damages reasonably to be expected from the loss of future sales of Production Payment Hydrocarbons to Working Interest Owner at the NYMEX Strip Prices from time to time in effect and the replacement of such sales to Working Interest Owner at such NYMEX Strip Prices with sales to other purchasers at prices then available or reasonably expected to be available. In so doing, Royalty Owner may consider, among other valuations, any or all of the settlement prices of NYMEX futures contracts, quotations from leading dealers in energy swap contracts or physical gas trading markets, similar sales or purchases and any bona fide third-party offers, all adjusted for the length of the term and differences in transportation and processing costs. Royalty Owner will not be required to enter into any replacement transaction(s) in order to liquidate and determine such future damages. Royalty Owner’s rights and remedies under this Section 4.6 and the preceding Section 4.5 will be in addition to any other rights and remedies that Royalty Owner may have with respect to any or all breaches by Working Interest Owner of this Agreement or any other Production Payment Document, and Royalty Owner’s exercise of rights or remedies under any section of this Agreement will not limit any other rights or remedies of Royalty Owner and this Agreement will remain in effect in all other respects.

Section 4.7 Additional Hydrocarbons. If production of Production Payment Hydrocarbons during any Month is insufficient to provide Royalty Owner under the Conveyance with the full Scheduled Quantity for such Month, the value of such shortfall will be determined by multiplying such shortfall (measured in MMBtus) by the Field Price for Gas for such Month (the “Shortfall Value”) and Working Interest Owner will have the option, but not the obligation, to substitute other Hydrocarbons produced from the Subject Interests (“Additional Hydrocarbons”) during such Month with a value up to or equal to such Shortfall Value and to receive in exchange the future Adjustment Quantities, as and when produced, that will constitute Production Payment Hydrocarbons as a result of the insufficient production for which such Adjustment Quantities are substituted. All Additional Hydrocarbons must be produced by Working Interest Owner from the Subject Interests and will be valued at the applicable Field Price. To exercise such option, Working Interest Owner must deliver such Additional Hydrocarbons to Royalty Owner at one or more Delivery Points in accordance with all applicable requirements of the Production Payment Documents. If Working Interest Owner exercises such option, Working Interest Owner will assume the risk that sufficient Hydrocarbons will be produced from the Subject Interests in the future to produce the Adjustment Quantity to which Working Interest Owner is entitled hereunder and Royalty Owner will have no liability or obligation to Working Interest Owner in the event there is insufficient production to produce any such Adjustment Quantity. For the purposes of this Section 4.7, it is understood that the Production Payment Hydrocarbons produced each Month will (a) first, be considered Production Payment Hydrocarbons attributable to the Scheduled Quantity for such Month, (b) second, be considered Adjustment Quantities that have not been exchanged to Working Interest Owner for Additional Hydrocarbons, and (c) last, be considered Adjustment Quantities that have been exchanged to Working Interest Owner under this section, so that Royalty Owner will receive its full share of Production Payment Hydrocarbons each Month before Working Interest Owner is entitled to receive any part of the Production Payment Hydrocarbons in exchange for Additional Hydrocarbons.

ARTICLE V

OTHER AGREEMENTS

Section 5.1 Performance of Production Payment Documents. Working Interest Owner will, at its sole cost and expense, perform all of its covenants and other obligations under this Agreement and the other Production Payment Documents, as and when provided therein and herein.

Section 5.2 Interest on Late Payments; No Usury. Should Working Interest Owner fail to pay Royalty Owner any amount of money due under any Production Payment Document at the time when such amount is due, Working Interest Owner will also pay interest on such amount at the Agreed Rate from the date such amount is due until it is paid. Working Interest Owner and Royalty Owner stipulate and agree, however, that they intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof they further stipulate and agree that neither this Section 5.2 nor any of the other terms and provisions contained in any Production Payment Document will ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. No party to any Production Payment Document will ever be liable for unearned interest or will ever be required to pay interest in excess of the maximum amount that may be lawfully charged under applicable Law from time to time in effect, and the provisions of this section will control over all other provisions of the Production Payment Documents which may be in conflict or apparent conflict herewith. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, the parties to the Production Payment Documents will to the greatest extent permitted under applicable Law prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the interest bearing obligations in accordance with the amounts thereof outstanding from time to time and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully charge the maximum amount of interest permitted under applicable Law.

Section 5.3 Indemnity.

(a) As used herein, “Royalty Owner Indemnitees” means (i) Royalty Owner, (ii) each of Royalty Owner’s successors and assigns (including its mortgagees and lenders), (iii) all of the Affiliates of each Person referred to in either of the preceding clauses (i) and (ii), and (iv) all of the partners, members, shareholders, officers, directors, agents, representatives, beneficiaries, trustees (including Trustee), attorneys and employees of each Person described in any of the preceding clauses (i), (ii) and (iii).

(b) Working Interest Owner agrees to indemnify and hold each Royalty Owner Indemnitee harmless from and against all claims, demands, damages, liabilities, liens, losses, fines, penalties, charges, administrative and judicial proceedings, orders, judgments, remedial action requirements, investigations, and enforcement actions of any kind, together with all interest thereon and all costs and expenses related thereto (including all fees and disbursements of counsel and other advisors) and all other obligations whatsoever (collectively, “Losses”) arising, in whole or in part, directly or indirectly, from or in connection with any of the following:

(i) the exploring, drilling, developing, operating, maintaining, reworking, redrilling or recompleting of the Subject Interests, Subject Lands, or Subject Wells, or other operations thereon, or the production of Subject Hydrocarbons, or the balancing, treating, gathering, transporting, tender, processing or other handling of Subject Hydrocarbons, or the marketing, sale or transfer of Subject Hydrocarbons;

(ii) the presence of any Hazardous Substances in, around, under or about any of the Subject Lands, any other properties or assets of Working Interest Owner, or any other properties or natural resources in the vicinity thereof or affected thereby (in this subsection, all of the foregoing are referred to as the “Relevant Property”); the presence, use, generation, transportation, treatment, storage, remediation, disposal, release, or discharge at any time of any Hazardous Substance on, under or from the Relevant Property; any failure at any time by any Person (whether Working Interest Owner, Royalty Owner, any of their Affiliates, or any other Persons) to comply with any Environmental Laws or with any other duties in respect of damage to or remediation of the environment that are in any way related to the Relevant Property; or the exposure of any Person or property at any time to any Hazardous Substance on, under or from the Relevant Property or in connection with any operations conducted on or in respect of the Relevant Property by any Person;

(iii) any injury or alleged injury to Persons or properties occurring or allegedly occurring in connection with any of the matters described in the preceding subsections (i) or (ii);

(iv) any breach of Working Interest Owner’s warranties in Section 1.9 of the Conveyance (including any Losses suffered by any Royalty Owner Indemnitee as a result of any claim that such Royalty Owner Indemnitee lacks good title to the Production Payment Hydrocarbons or otherwise must deliver or pay over to any Person any part of the Production Payment Hydrocarbons or any proceeds thereof at any time previously received or thereafter to be received by such Royalty Owner Indemnitee);

(v) the breach or alleged breach of any Subject Contract by Working Interest Owner or any other Person (including Royalty Owner);

(vi) any violation or alleged violation of the rights of any Person as a result of Working Interest Owner’s conveyance of the Production Payment to Royalty Owner or Working Interest Owner’s execution, delivery or performance of any Production Payment Document; or

(vii) any breach by Working Interest Owner of any of its representations, warranties, covenants or agreements in any of the Production Payment Documents, or any matters relating to the enforcement or defense of the Production Payment Documents by Royalty Owner.

(c) THE FOREGOING INDEMNITY WILL APPLY WHETHER OR NOT ANY LOSSES ARISE OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF ANY ROYALTY OWNER INDEMNITEE OR IN CONNECTION WITH ANY LIABILITY IMPOSED UPON ANY ROYALTY OWNER INDEMNITEE AS A RESULT OF ANY THEORY OF STRICT LIABILITY OR ANY OTHER DOCTRINE OF LAW (IN EACH CASE WHETHER ALLEGED, ARISING OR IMPOSED IN A LEGAL PROCEEDING BROUGHT BY OR AGAINST WORKING INTEREST OWNER, ANY AFFILIATE OF WORKING INTEREST OWNER, ANY ROYALTY OWNER INDEMNITEE, OR ANY OTHER PERSON), provided that the foregoing indemnity will not apply to any Losses incurred by any Royalty Owner Indemnitee to the extent proximately caused by the gross negligence or willful misconduct of such Royalty Owner Indemnitee as determined in a final judgment by a court of competent jurisdiction. The foregoing indemnity will not be qualified or limited by any other provisions of any Production Payment Documents and will survive the termination of the Production Payment and of this Agreement and the other Production Payment Documents. Without limitation of the foregoing provisions, the foregoing indemnity will apply in the event of any dispute, adversary proceeding, litigation or other action among or between Working Interest Owner and any of the Royalty Owner Indemnitees.

Section 5.4 Payment of Expenses. Working Interest Owner will promptly (and in any event, within thirty (30) days after any invoice or other statement or notice) pay: (a) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of any of the Production Payment Documents or any other document or transaction referred to herein or therein, (b) all reasonable out-of-pocket costs and expenses incurred by or on behalf of Royalty Owner (including attorneys’ fees, consultants’ fees, engineering fees, travel costs and miscellaneous expenses) in connection with (i) the amendment, filing, recording, refiling or re-recording of any Production Payment Document (or any waiver in connection therewith) or any other document or instrument or further assurances obtained, provided, filed or recorded or refiled or re-recorded in connection with the terms of any Production Payment Document, the analysis of the Production Payment, the administration of the Production Payment Documents, or the monitoring of the Production Payment or Working Interest Owner’s compliance with the Production Payment Documents, and (c) all reasonable out-of-pocket costs and expenses incurred by or on behalf of Royalty Owner (including attorneys’ fees, consultants’ fees, engineering fees, travel costs and miscellaneous expenses whether or not related to disputes, adversary proceedings or litigation between or involving Working Interest Owner and Royalty Owner) in connection with the defense or enforcement of any of the Production Payment Documents, any attempt to cure any breach thereunder, or the defense of Royalty Owner’s exercise of its rights thereunder; provided that, in the case of claims or causes of action by Royalty Owner against Working Interest Owner, Working Interest Owner will only be obligated to reimburse such costs and expenses to the extent that such claim or cause of action is resolved in favor of Royalty Owner by a final order of a court of competent jurisdiction.

Section 5.5 Information and Reporting.

(a) Monthly Statements. Until the termination of the Production Payment and the completion of all payments for Production Payment Hydrocarbons, Working Interest Owner, at its own expense, will furnish to Royalty Owner (i) as and when provided in Section 4.2, the monthly statements described therein and (ii) within 55 Days after the end of each Month, a lease operating statement in form acceptable to Royalty Owner, showing (1) gross volumes of Hydrocarbons produced and sold from the Subject Lands during such Month and the portions thereof that constituted Subject Hydrocarbons, (2) the average sales prices paid to Working Interest Owner for the Retained Interest Hydrocarbons, and (3) the severance Taxes, lease operating expenses, capital expenditures and any other expenses for such Month. Each such lease operating statement will be in a form and level of detail reasonable acceptable to Royalty Owner and certified by an authorized officer of Working Interest Owner to be materially true and correct.

(b) Quarterly Reports. Until the termination of the Production Payment and the completion of all payments for Production Payment Hydrocarbons, Working Interest Owner, at its own expense, will furnish to Royalty Owner the following reports and information within 60 days after the end of each March, June, September, and December:

(i) A certificate executed by an authorized officer of Working Interest Owner certifying that, to the best of his knowledge after reasonable investigation, all Taxes, royalties, rentals and other amounts with respect to the Subject Interests (other than amounts disputed in good faith by appropriate proceedings and royalties held in suspense due to title disputes or title questions) have been paid in full and in accordance with the terms of the Leases, any other applicable agreements and all applicable Laws, and that Working Interest Owner is in compliance in all material respects with the terms of the Production Payment Documents, the Leases, and the Subject Contracts, or if not, specifying in reasonable detail any exceptions thereto.

(ii) Reports concerning any material change in methods of treatment or operation of all or any Subject Wells which are productive of Hydrocarbons, any new drilling or development, any method of secondary or tertiary recovery by repressuring or otherwise, or any other action with respect to the Subject Interests, the decision as to which may materially increase or reduce the quantity of Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom, or which may shorten or prolong the period of time required for termination of the Production Payment.

(iii) A report setting out the current status of all production imbalances by Subject Well or Subject Interest.

(iv) Unaudited consolidated financial statements of Working Interest Owner as of the end of and for the fiscal quarter then ending (provided that no quarterly financial statements need be provided for the fourth fiscal quarter of any fiscal year), including a balance sheet and statements of income and cashflows, prepared in accordance with generally accepted accounting principles (other than the omission of footnotes), consistently applied, accompanied by a certificate of Working Interest Owner’s chief financial officer stating that such financial statements were so prepared and fairly present the matters addressed therein, subject to normal year end adjustments.

(c) Annual and Semiannual Reports. Until the termination of the Production Payment and the completion of all payments for Production Payment Hydrocarbons, Working Interest Owner, at Working Interest Owner’s own expense, will furnish to Royalty Owner the following reports and information:

(i) Semi-annually, on or before March 15 and September 15 of each year, a Reserve Report prepared as of the preceding December 31 and June 30, respectively. Each report dated as of December 31 will be prepared or audited by the Company Engineers, and each report dated as of June 30 will, at Royalty Owner’s election, be prepared by Working Interest Owner’s in-house reserve engineers or by the Company Engineers. Each report will incorporate all current information and data available to Working Interest Owner pertinent to the estimation of Oil and Gas reserves attributable to the Subject Interests and the Production Payment. Working Interest Owner will also furnish to Royalty Owner Working Interest Owner’s internally prepared summary of such report, if any, and a copy of any other reserve report from time to time prepared for Working Interest Owner by any independent petroleum engineering firm covering the Subject Interests or any part thereof.

(ii) Annually, within 90 days after the end of each fiscal year, audited financial statements of Working Interest Owner as of the end of and for such year, including a balance sheet and statements of income, owner’s equity and cash flows, prepared in accordance with generally accepted accounting principles, accompanied by a report of Working Interest Owner’s independent certified public accountants stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements fairly present Working Interest Owner’s financial position, results of operations, owner’s equity and cash flows in accordance with generally accepted accounting principles consistently applied.

(iii) At least 20 days prior to the expiration date of any policy, evidence satisfactory to Royalty Owner confirming timely renewal of the insurance policies required hereunder.

(d) Notices. Until the termination of the Production Payment and the completion of all payments for Production Payment Hydrocarbons, Working Interest Owner, at Working Interest Owner’s own expense, will furnish to Royalty Owner the following as and when indicated below:

(i) As soon as possible and in any event within 5 days after Working Interest Owner becomes aware thereof, written notice of (A) any breach of any Production Payment Document or any material breach (by any party thereto) of any Subject Contract, (B) any action, event or occurrence that could reasonably be expected to have a material adverse effect on the Production Payment, or (C) any material change in the rate of production of Subject Hydrocarbons from the Subject Wells.

(ii) Promptly after obtaining actual knowledge thereof, written notice of any material adverse claim or demand made by any Person affecting the Subject Interests or the Hydrocarbons produced therefrom in any manner whatsoever, or of any proceedings instituted or threatened with respect thereto, or of any other matter required to be reported under Section 3.1(d) or Section 3.5.

(iii) Promptly after the filing thereof, copies of any notices and filings made by Working Interest Owner with the Securities and Exchange Commission, but only to the extent not available on EDGAR.

(iv) At least 30 days prior to the occurrence thereof, notice of any change in Working Interest Owner’s name, identity or organizational structure, or any change to its jurisdiction of organization, including in such notice a ratification of Royalty Owner’s authority to file any related financing statement amendments contemplated in the Uniform Commercial Code.

In connection with any change in Working Interest Owner’s name, identity or organizational structure, or any change to its jurisdiction of organization, Royalty Owner is hereby authorized (whether or not Working Interest Owner’s gives the ratification described in the preceding subsection (iv)) to file any related financing statement amendments contemplated in the Uniform Commercial Code.

(e) Other Information Upon Request. Until the termination of the Production Payment and the completion of all payments for Production Payment Hydrocarbons, Working Interest Owner, at Working Interest Owner’s own expense, will, upon request, furnish to Royalty Owner and its consultants and representatives the following information and access as and when requested from time to time:

(i) Access to the Company Engineers or other engineers who prepared the most recent annual and semiannual Reserve Reports delivered hereunder, and to their engineering databases and other relevant data, for the purpose of discussing and reviewing their data, analysis, and conclusions.

(ii) Except to the extent prohibited by confidentiality agreements in place on the date hereof (or agreements hereafter entered into with respect to seismic data), copies of surface maps showing property lines and well locations, well logs, core analysis data, flow and pressure tests, production analysis, casing programs and other similar information related to the Subject Interests, the Subject Wells or the production therefrom.

(iii) A schedule of the Upstream Contracts pursuant to which operations relating to the Subject Interests are carried out, all reasonably requested information pertaining thereto, and copies of each such Upstream Contract (or amendment thereto).

(iv) A schedule of the Downstream Contracts under which the Subject Hydrocarbons were transported, treated, processed, resold or otherwise dealt with during the most recent Month(s), setting out the amount of Subject Hydrocarbons dealt with under each such Downstream Contract and the prices paid or received thereunder by Working Interest Owner, the Leases covered thereby, and the remaining term thereof, and a copy of each such Downstream Contract (or amendment thereto).

(v) Access to remote field monitoring data specifically related to the wells subject to the Production Payment, such as SCADA data that is available electronically.

(vi) Such other information relating to the Subject Interests or the matters addressed in the Production Payment Documents as Royalty Owner may from time to time request.

(f) Audit and Inspection Rights. Royalty Owner will have the right from time to time to audit the books and records of Working Interest Owner with respect to the Subject Interests and the Subject Hydrocarbons, including all information with respect to the matters to be reported on by Working Interest Owner as provided herein. Such audits will be conducted by Royalty Owner so as to result in a minimum disruption in the ongoing business and affairs of Working Interest Owner and will be conducted during normal business hours at Working Interest Owner’s offices or at the offices where Working Interest Owner maintains the records relating to the items set forth above. This right to audit will survive the termination of the Production Payment for two years. If, as a result of any such audit, it is determined that any amount is due Royalty Owner under the Production Payment Documents, whether as a result of the failure of Working Interest Owner to properly deliver all Production Payment Hydrocarbons, or the proceeds thereof, to Royalty Owner in accordance with the terms of the Production Payment Documents, or otherwise, Working Interest Owner will pay such amount to Royalty Owner together with interest at the Agreed Rate from the date that such amount should have been delivered or paid in accordance with the terms of the Production Payment Documents to the date of payment. Working Interest Owner will also permit the duly authorized representatives of Royalty Owner, at any reasonable time, to make such inspections of the Subject Interests and the property, equipment and facilities used in the operation thereof (or any records of Working Interest Owner related thereto) as such representatives may deem proper.

Section 5.6 Alternative Marketing of Production Payment Hydrocarbons.

(a) General Provision. As provided in the Conveyance, the Production Payment Hydrocarbons will be delivered to Royalty Owner in kind or to the credit of Royalty Owner, free of Delivery Point Charges and other costs and expenses, at the applicable Delivery Points. Except as provided otherwise in Article IV hereof, Royalty Owner will take and market the Production Payment Hydrocarbons upon delivery by Working Interest Owner at the applicable Delivery Points.

(b) Spot Market PP Hydrocarbons. If the sales agreement between Royalty Owner and Working Interest Owner set out in Article IV hereof is ever suspended or terminated, Royalty Owner will have the right to take and market all or any portion of the Production Payment Hydrocarbons and also the right to require Working Interest Owner to process and/or market, as Royalty Owner’s agent, all or any portion of the Production Payment Hydrocarbons on the same terms and conditions as Working Interest Owner’s Retained Interest Hydrocarbons are processed and/or marketed. Any such Production Payment Hydrocarbons so marketed by Royalty Owner are called “Royalty Owner Spot Market PP Hydrocarbons” and any such Production Payment Hydrocarbons that Royalty Owner so requires Working Interest Owner to process or market as Royalty Owner’s agent are herein called “Working Interest Owner Spot Market PP Hydrocarbons”.

(c) Assistance with Marketing. Working Interest Owner will, without charge, render all assistance that may be useful or necessary to Royalty Owner in marketing the Royalty Owner Spot Market PP Hydrocarbons, including giving Royalty Owner access to and the use of all treating, gathering, processing, storage, transportation and other facilities available to Working Interest Owner or Working Interest Owner’s Affiliates, whether by ownership, contract or otherwise, which access and use will, to the maximum extent allowed by Law or other agreements existing on the date hereof, (i) be made available to the Subject Hydrocarbons prior to any other Hydrocarbons owned or controlled by Working Interest Owner, (ii) be allocated between the Production Payment Hydrocarbons and the Retained Interest Hydrocarbons in proportion to the relative amounts thereof, and (iii) be without charge by Working Interest Owner or its Affiliates for any such treating, gathering or other facilities in the area of production and with the same charges per unit of Oil or Gas as are paid by Working Interest Owner to third parties for any other facilities. Working Interest Owner will process and market all Working Interest Owner Spot Market PP Hydrocarbons on the same terms as its own Retained Interest Hydrocarbons. Working Interest Owner will use its reasonable best efforts to cause all proceeds of Working Interest Owner Spot Market PP Hydrocarbons and Retained Interest Hydrocarbons to be paid directly to Royalty Owner by the purchasers thereof, and upon receipt thereof, Royalty Owner will retain the proceeds from the Production Payment Hydrocarbons and promptly remit the remainder to Working Interest Owner. Until such designation is effective (and if Working Interest Owner otherwise receives any such proceeds), Working Interest Owner will receive such proceeds in trust on behalf of Royalty Owner and pay such proceeds to Royalty Owner by wire transfer on or before the first business day after receipt thereof, without any setoff, defense or counterclaim, all of which are hereby waived by Working Interest Owner.

(d) Nominations. Whenever any Royalty Owner Spot Market PP Hydrocarbons are being sold, Working Interest Owner will, not less than five Business Days prior to the first day of each Month in which such sales will occur, notify Royalty Owner of the daily quantities of such Production Payment Hydrocarbons that Working Interest Owner expects to be produced and delivered for Royalty Owner’s account at each Delivery Point during such Month. Working Interest Owner will use its reasonable commercial efforts to cause the Production Payment Gas constituting Royalty Owner Spot Market PP Hydrocarbons to be delivered at uniform daily rates throughout each Month at each Delivery Point in the quantities set out in such notice, but nothing in such notice will modify or limit Royalty Owner’s right to receive Production Payment Hydrocarbons as provided in the Conveyance. Working Interest Owner will immediately notify Royalty Owner of any change (in excess of tolerances permitted by the relevant Delivery Point Recipient) in the rate of delivery at the Delivery Points of any Gas constituting Royalty Owner Spot Market PP Hydrocarbons. Variations in rates of deliveries from those scheduled which do not exceed the tolerances permitted by the Delivery Point Recipient without penalty will not require any such notice. Working Interest Owner and Royalty Owner will cooperate to ensure that nominations for Gas constituting Royalty Owner Spot Market PP Hydrocarbons are timely made to transporters and other appropriate Persons and that such nominations reflect the actual expected deliveries and receipts. Working Interest Owner and Royalty Owner will use reasonable efforts to give each other 24 hours’ prior notice of any adjustments to be made in quantities delivered or received.

Section 5.7 Preservation of Subject Well Drainage. From the Effective Date of this Agreement through the termination of the Production Payment and the completion of all payments to Royalty Owner that are required under any of the Production Payment Documents, Working Interest Owner will not take any action in drilling or completing any well that is not a Subject Well (or other operations in connection therewith) that has, or would reasonably be expected to have, a negative impact on the performance characteristics of any Subject Well.

ARTICLE VI

LIENS TO SECURE PERFORMANCE; OTHER REMEDIES

Section 6.1 Mortgage. The Conveyance is the grant of a property interest in the Subject Interests and the Subject Hydrocarbons, pursuant to which Royalty Owner will own and possess the Production Payment Hydrocarbons if, as and when produced. Royalty Owner will look solely to the Production Payment Hydrocarbons for satisfaction and discharge of the Production Payment, and Working Interest Owner will not be personally liable for such satisfaction and discharge (and the indemnity provided in Section 5.3 will not be construed to make Working Interest Owner personally liable for such satisfaction and discharge). Working Interest Owner has, however, made various covenants, agreements, representations, warranties and indemnities in the various Production Payment Documents for which it is personally liable. In order to secure the performance by Working Interest Owner of all of Working Interest Owner’s obligations and liabilities under this Agreement or any other Production Payment Document, Working Interest Owner is concurrently herewith executing and delivering the Mortgage.

Section 6.2 Production Proceeds. Notwithstanding that, by the terms of the Mortgage, Working Interest Owner is granting to Royalty Owner the right to collect directly all of the “Production Proceeds” (as defined therein), so long as no Performance Default has occurred Working Interest Owner may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Mortgage, which Liens are hereby affirmed and ratified, and Royalty Owner will not exercise its rights and powers under Sections 3.1 and 3.2 of the Mortgage. Upon the occurrence of a Performance Default, Royalty Owner may exercise all rights and remedies granted under the Mortgage, including the right to obtain possession of all Production Proceeds then held by Working Interest Owner and the right to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether intentioned or inadvertent, by Royalty Owner to collect directly any Production Proceeds constitute in any way a waiver, remission or release of any of its rights under the Production Payment Documents, nor shall any release of any Production Proceeds by Royalty Owner to Working Interest Owner constitute a waiver, remission, or release of any other Production Proceeds or of the rights of Royalty Owner to collect all other Production Proceeds thereafter.

Section 6.3 Replacement of Operator. In addition to its other remedies under the Production Payment Documents, upon the continuance of a Performance Default for thirty consecutive days without being cured, Royalty Owner may require Working Interest Owner to do either or both of the following: (i) employ a contract operator designated by Royalty Owner for any or all of the Subject Interests, or (ii) resign as operator of any or all of the Subject Interests, whereupon Working Interest Owner will so resign and will appoint, vote for, and otherwise support a substitute operator acceptable to Royalty Owner.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder or under the Conveyance will be in writing and will be given as provided in the Purchase and Sale Agreement.

Section 7.2 Successors and Assigns. The covenants, provisions and conditions contained in this Agreement will be binding upon and (subject to the restrictions concerning the Subject Interests that are contained in Section 1.8 of the Conveyance) inure to the benefit of Working Interest Owner and Royalty Owner and their respective successors and permitted assigns. Working Interest Owner will not transfer, assign or pledge its rights or obligations hereunder or under the other Production Payment Documents except as allowed under Section 1.8 of the Conveyance. Royalty Owner and its successors and assigns may, and nothing contained in the Production Payment Documents will in any way limit or restrict the right of Royalty Owner, or Royalty Owner’s successors and assigns, to, sell, convey, assign, mortgage or otherwise transfer the Production Payment or its rights and obligations under the Production Payment Documents in whole or in part. If Royalty Owner, or any of Royalty Owner’s successors and assigns, at any time executes a mortgage, pledge or deed of trust covering all or any part of the Production Payment as security for any obligation, then the mortgagee, the pledgee or the trustee therein named or the holder of the obligation secured thereby will be entitled, when and to the extent such mortgage, pledge or deed of trust so provides or Royalty Owner otherwise agrees, to exercise all of the rights, remedies, powers and privileges conferred upon Royalty Owner under the Production Payment Documents and to give or withhold all consents required or permitted to be obtained from Royalty Owner pursuant to the Production Payment Documents. All references herein to either Working Interest Owner or Royalty Owner will include their respective successors and permitted assigns.

Section 7.3 Acknowledgments and Admissions. Working Interest Owner hereby represents, warrants, agrees, acknowledges and admits that Royalty Owner is not a fiduciary or an advisor for Working Interest Owner with respect to any Production Payment Document or the transactions contemplated thereby and that no partnership or joint venture exists with respect to the Production Payment Documents between Working Interest Owner and Royalty Owner.

Section 7.4 Entire Agreement; Amendments; Waiver. This Agreement and the other Production Payment Documents constitute the entire agreement between the Parties. This Agreement may not be amended or modified, and no rights hereunder may be waived, except by a written document signed by the Party to be charged with such amendment, modification or waiver. Provisions of this Agreement that refer to any consent, approval, amendment or waiver by either Party require such consent, approval, amendment or waiver to be in writing. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a waiver of any other provisions hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

THIS WRITTEN AGREEMENT AND THE OTHER PRODUCTION PAYMENT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 7.5 Counterpart Execution. This Agreement may be executed by Working Interest Owner and Royalty Owner in any number of counterparts, each of which will be deemed an original instrument and all of which will constitute but one and the same Agreement.

Section 7.6 Applicable Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Texas.

Section 7.7 Severability. If any term or provision of this Agreement or any other Production Payment Document is ever determined to be illegal or unenforceable to any extent, such term or provision will otherwise remain effective and be enforced, and all other terms and provisions of the hereof or thereof will nevertheless remain effective and will be enforced, to the fullest extent permitted by applicable Law.

Section 7.8 Termination; Limited Survival. Upon both (i) the termination of the Production Payment as provided in the Conveyance and (ii) the full and complete payment and performance of all obligations and duties of Working Interest Owner under this Agreement and the other Production Payment Documents, Working Interest Owner will be entitled to request and receive the release by Royalty Owner of the liens and security interests under the Mortgage, and at such time Royalty Owner will, at the request and expense of Working Interest Owner, execute and deliver an appropriate release to Working Interest Owner. Notwithstanding the foregoing or anything to the contrary herein or in any other Production Payment Document, the following will survive any termination of the Production Payment, this Agreement, or any other Production Payment Document: (a) all waivers or admissions made by Working Interest Owner herein or therein, (b) all obligations that any Person may have to indemnify or compensate Royalty Owner or any Royalty Owner Indemnitee hereunder or thereunder, and (c) all other provisions hereof or thereof that are expressly stated to survive the termination of the Production Payment or of this Agreement, the Conveyance, or any other Production Payment Document.

Section 7.9 WAIVER OF JURY TRIAL AND PUNITIVE DAMAGES. WORKING INTEREST OWNER AND ROYALTY OWNER HEREBY RATIFY AND REMAKE THEIR WAIVERS OF AND AGREEMENTS CONCERNING JURY TRIAL AND PUNITIVE AND OTHER DAMAGES MADE IN SECTION 7.9 OF THE PURCHASE AND SALE AGREEMENT.

Section 7.10 CONSENT TO JURISDICTION. WORKING INTEREST OWNER AND ROYALTY OWNER HEREBY RATIFY AND REMAKE THEIR CONSENTS TO AND AGREEMENTS CONCERNING JURISDICTION, FORUM AND VENUE MADE IN SECTION 7.10 OF THE PURCHASE AND SALE AGREEMENT.

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IN WITNESS WHEREOF, Working Interest Owner and Royalty Owner have executed this Agreement as of the date set forth above.

WORKING INTEREST OWNER: GMX RESOURCES INC.

By:	/s/ Harry C. Stahel, Jr.
Name: Harry C. Stahel, Jr. Title: Executive Vice President — Finance

ROYALTY OWNER: EDF TRADING NORTH AMERICA, LLC

By:	/s/ Eric Dennison
Name: Eric Dennison Title: Senior Vice President

Signature Page to Production and Marketing Agreement

SCHEDULE 2.4

TO PRODUCTION AND MARKETING AGREEMENT

TARGET TAIL RATIOS

Month	Target Tail Ratio	Tail Reserves/ Remaining Reserves	Tail Reserves	Remaining Reserves
Closing Date through December 31, 2011	40%	43%	15,579	36,448
January 1, 2012 through June 30, 2012	40%	44%	15,579	35,795
July 1, 2012 through December 31, 2012	45%		15,579
January 1, 2013 through June 30, 2013	50%	52%	15,579	30,233
July 1, 2013 through December 31, 2013	50%		15,579
January 1, 2014 through June 30, 2014	50%	59%	15,579	26,621
July 1, 2014 through December 31, 2014	55%		15,579
January 1, 2015 through June 30, 2015	60%	65%	15,579	23,899
July 1, 2015 through December 31, 2015	65%		15,579
January 1, 2016 through June 30, 2016	70%	72%	15,579	21,703
July 1, 2016 through December 31, 2016	70%		15,579
January 1, 2017 through June 30, 2017	70%	78%	15,579	19,853
July 1, 2017 through December 31, 2017	75%		15,579
January 1, 2018 through June 30, 2018	80%	85%	15,579	18,256
July 1, 2018 through December 31, 2018	85%		15,579
January 1, 2019 through June 30, 2019	90%	92%	15,579	16,844

SCHEDULE 3.7

TO

PRODUCTION AND MARKETING AGREEMENT

INSURANCE

Required Coverage

Working Interest Owner will at all times while operations are conducted on the Subject Interests procure and maintain with responsible insurance companies for the benefit and protection of the Parties the following insurance and such other insurance as Working Interest Owner deems appropriate:

(a) Worker’s Compensation Insurance and Employer’s Liability Insurance in compliance with all applicable Laws.

(b) Comprehensive General Liability Insurance (including pollution) with a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate. This policy will be endorsed to provide coverage for explosion, collapse and underground damage hazards to property of others; contractual liability; and products and completed operations;

(c) Comprehensive Liability Insurance covering all owned, hired or non-owned vehicles with a combined single limit of not less than $1,000,000 per occurrence;

(d) Excess Umbrella Liability Insurance with a combined single limit of not less than $10,000,000 per occurrence;

(e) Well Control Operator’s Excess Expense Liability Insurance (including cost of well control, relief wells, redrilling) in an amount not less than $15,000,000 per occurrence; and

(f) Property Insurance (subject to deductibles that are customary in the case of independent oil and gas companies engaged in operations of similar properties) on a replacement cost basis fully covering the property subject to this Production and Marketing Agreement including the value of all facilities and well surface equipment.

Additional Requirements

1. All insurance policies will be endorsed to be primary and noncontributory with any other valid and collectible insurance.

2. Working Interest Owner will provide to Royalty Owner from time to time as requested a Certificate of Insurance, in form satisfactory to Royalty Owner, as evidencing that satisfactory coverages of the type and limits set forth hereinabove are in effect. Policies providing such coverages will contain provisions that no cancellation or material changes in the policies will become effective except on 30 days’ advance written notice thereof to Royalty Owner. Irrespective of the requirements as to insurance to be carried as provided for herein, the insolvency, bankruptcy or failure of any insurance company carrying insurance of Working

Interest Owner, the failure of any insurance company to pay claims accruing, or the inadequacy of the limits of the insurance, will not affect, negate or waive any of the provisions of any Production Payment Document applicable to the property, including, without exception, the indemnity obligations of Working Interest Owner. Working Interest Owner will furnish to Royalty Owner copies of all renewal applications or applications for replacement insurance promptly following submission of the same.

3. Working Interest Owner will promptly notify Royalty Owner of any one or more claims made under any insurance policy where Working Interest Owner is a named or additional insured (whether such claim is made by Working Interest Owner or any other person insured thereunder) where such claim(s) are for an aggregate amount in excess of 50% of any aggregate policy limit.

4. Working Interest Owner will require any policies of liability insurance, except workers compensation coverage, that are in any way related to the Subject Interests, and that are obtained or maintained by Working Interest Owner, to include Royalty Owner, its parent and affiliated companies and mortgagees, and their directors, officers, employees and agents, as Additional Insureds, without any limitations based on the fault or negligence, in whole or in part, of such Additional Insureds. Working Interest Owner will require any property and casualty policies that are in any way related to the Subject Interests, and that are obtained or maintained by Working Interest Owner, to name Royalty Owner as the loss payee to the extent of Royalty Owner’s or Working Interest Owner’s interests. If any insurance policy is issued with the name of the insured being other than the name of Working Interest Owner, then Working Interest Owner will be added as a named insured and Royalty Owner and its parent and affiliated companies and mortgagees, and their directors, officers, employees and agents will be named as Additional Insureds and loss payee as required in the preceding sentences of this paragraph.

5. Working Interest Owner will require all policies of insurance that are in any way related to this Production and Marketing Agreement and that are obtained or maintained by Working Interest Owner to include clauses providing that each underwriter will waive its rights of recovery, under subrogation or otherwise, against Royalty Owner, its parent and affiliated companies and mortgagees, and their directors, officers, employees and agents.